UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:

         BHR Institutional Funds

Address of Principal Business Office (No. & Street, City, State, Zip Code):

         1160 West Swedesford Road
         Suite 140
         Berwyn, PA 19312

Telephone Number (including area code):

         610-585-6587

Name and address of agent for service of process:

         Brian Ferko
         BHR Fund Advisors, LP
         1160 West Swedesford Road
         Suite 140
         Berwyn, PA 19312

         with a copy to:

         Michael P. Malloy, Esquire
         Drinker Biddle & Reath LLP
         One Logan Square
         18th & Cherry Streets
         Philadelphia, PA 19103-6996

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

         [X]  Yes         [ ]  No

                                   SIGNATURES


                  Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Berwyn and State of Pennsylvania, as of the 26th day of June, 2006.



                                                     BHR Institutional Funds



                                                     By: /s/ PETER MORAN
                                                         -----------------------
                                                         Peter Moran
                                                         President

ATTEST:

/s/ JOHN CANNING
-------------------------
John Canning
Secretary